Exhibit 10.20

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of July 1, 2010, is made by and between Helix BioMedix, Inc., a Delaware corporation, with its principal office at 22118 20th Ave. S.E., Suite 204, Bothell, WA 98021 (“Manufacturer”), and NuGlow Cosmaceuticals, LLC, a California limited liability company, with it principal office at 3028 Motor Avenue, Los Angeles, CA 90064 (“Customer”).

RECITALS

A. Manufacturer is engaged in the development, manufacture and marketing of products for tissue repair, skin care and dermatology markets.

B. Customer intends to establish a line of skin care products to sell in the Market.

C. Customer desires to purchase the skin care Products identified on Schedule A, including custom packaging of these Products, from Manufacturer, and Manufacturer desires to provide Customer with such Products.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, Manufacturer and Customer hereby agree as follows:

1. Definitions

As used herein:

1.1 Products

The term “Products” means proprietary skin care products of Manufacturer identified on Schedule A, which may be revised from time to time in accordance with Section 5.

1.2 Field

The term “Field” means human topical skin care applications of the Products for beauty and cosmetic and over-the-counter uses such as acne and sunscreen preparations only, and excluding ***.

1.3 Territory

The term “Territory” means world.

1.4 Market

The term “Market” means (i) Customer’s internet direct response network; (ii) catalogs (including internet catalogs); (iii) mailers mailed directly to home shopping consumers within the Territory; (iv) newspaper and periodical print advertisements placed in publications that are circulated only within the Territory; (v) telemarketing programs administered by, or on behalf of, Customer within the Territory; (vi) radio or television advertisements of radio or television stations that originate broadcasts within the Territory and retail stores.

Confidential treatment has been requested for portions of this Exhibit. This Exhibit omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2. Customer Relationship

2.1 Supply and Purchase of Products

Subject to the terms and conditions of this Agreement, Manufacturer agrees to sell to Customer, and Customer agrees to purchase from Manufacturer, all requirements for Products listed in Schedule A for resale by Customer only (i) in the Market, (ii) in the Territory and (iii) for use in the Field.

2.2 Oversight Committee

An oversight committee shall be established for purposes of reviewing and advising Customer with respect to Customer’s Product marketing efforts, which committee shall be comprised of one member of Customer’s management, one member of Manufacturer’s marketing management, and one member of Manufacturer’s Board of Directors.

3. Expenses

Manufacturer shall not be obligated to pay to Customer, its agents or employees, any commission, compensation, reimbursement or other similar payment whatsoever. Customer shall be solely responsible for and shall pay all costs, expenses and charges incurred or payable in connection with the marketing and distribution of the Products it sells and any other performance of Customer under this Agreement. All Product returns shall be handled as set forth in Section 8 of Schedule B.

4. Purchase of Products by Customer

4.1 Terms and Conditions

All sales of Products by Manufacturer to Customer shall be subject to, and governed by, the terms and conditions of this Agreement and Manufacturer’s Standard Terms & Conditions of Sale (the “Terms of Sale”), a copy of which is attached hereto as Schedule B and is incorporated herein by this reference. In the event of any conflict between such Terms of Sale and this Agreement, this Agreement shall prevail. The terms and condition of this Agreement, including such Terms of Sale, shall supersede the terms and conditions of any purchase order, acknowledgment or similar document at any time submitted by Customer.

4.2 Pricing

All Products shall be sold to Customer at the prices set forth in Manufacturer’s pricing schedule attached hereto as Schedule C, which prices shall be effective through March 31, 2012. Prices may be increased once annually thereafter by Manufacturer to cover Manufacturer’s increased out-of-pocket costs and expenses incurred in the manufacture and supply of the Products; provided, however, that no such price increase shall exceed 10%. ***

4.3 Payments

Except as provided in Section 4.4 below, Customer shall pay to Manufacturer (i) 50% of the applicable Product purchase price at the time of order placement and the balance within thirty (30) days after the order is shipped by Manufacturer and (ii) any of Manufacturer’s charges for artwork setup within thirty (30) days of Customer’s receipt of Manufacturer’s invoice therefor. Any late payments shall bear interest at the rate of 12% per year, or the maximum permitted by applicable law, whichever is less. In addition, any amount under this Agreement not paid within sixty (60) days after due and payable hereunder shall constitute default under the terms of this Agreement.

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4.4 Initial Order

Within thirty (30) days of the execution of this Agreement, Customer shall deliver to Manufacturer a purchase order for at least *** of Products (taking into consideration minimum batch sizes for Product manufacturing), for delivery in the third calendar quarter of 2010. At the time Customer places this initial purchase order, Customer shall pay to Manufacturer 50% of the applicable Product purchase price and 100% of Manufacturer’s charges for artwork setup (including, but not limited to, silk-screening and printing from Customer’s dye-lines), and the balance shall be paid within thirty (30) days after the Products specified in Customer’s initial purchase order have been shipped by Manufacturer. Notwithstanding anything contained in this Agreement to the contrary, both Manufacturer’s charges for artwork setup and the 50% payment of Customer’s initial order are non-refundable.

4.5 Subsequent Orders

Each Bioactive HXBM peptide Product must be ordered in quantities of not less than 5,000 units. Each Product not containing Bioactive HXBM peptide must be ordered in quantities of not less than the number of units determined by Manufacturer’s minimum batch sizes, which are available upon request.

4.6 Purchase of Requirements

Customer shall purchase and accept from Manufacturer, and Manufacturer shall supply to Customer from the list of Products identified in Schedule A for skin care products to be sold or used in the Market in the Territory for use in the Field.

4.7 Minimum Lead Time

Manufacturer shall have a minimum of ninety (90) days to deliver Products to Customer after receipt of each respective purchase order and mutually approved artwork as described in Section 6.1.

4.8 Forecast

Customer shall, on a quarterly basis, provide Manufacturer with a non-binding rolling twelve (12) month forecast of its requirements for Products; provided, however, that Customer shall provide weekly forecasts to Manufacturer during the first 90 days of the term of this Agreement in which Customer tests consumer demand for the Products.

5. Product Changes; New Products

5.1 Discontinuation of Products

Manufacturer may at any time in its sole discretion make changes to, or discontinue the sale of, any of the Products. Manufacturer shall give Customer 180 days prior written notice of any planned Product discontinuance and 90 days prior written notice of any significant change in or to a Product.

5.2 New or Enhanced Products

Upon a request by Customer to have Manufacturer develop a new product or an enhancement of an existing Product, the parties shall negotiate the terms and conditions for such development and the purchase and sale of such new product(s) or Product enhancement(s), which terms and conditions shall be memorialized in a work order signed by each party and attached to this Agreement. Manufacturer shall have the first right to develop and supply any new skin care product for Customer.

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6. Certain Obligations of Customer

6.1 Packaging

Manufacturer shall package the Products in packaging supplied by Manufacturer. Customer shall be entitled to review and approve Product packaging and decoration. Customer may, at its expense, supply Manufacturer with mutually agreed upon Customer artwork (including, but not limited to, dye-lines) for decorating/labeling the Products. Customer is solely responsible for any resulting delay in Product delivery due to the review process or provision of final artwork. Customer is solely responsible for ensuring that Product artwork complies with the requirements set forth in Sections 6.3 and 6.5.

6.2 Restrictions on Sale, Use and Reformulation

Customer shall not market, sell or use the Products (i) outside the Territory, (ii) other than for use in the Field and (iii) other than in the Market. Customer shall not sell or transfer any Products to a party that the Customer knows or has reason to know intends to directly or indirectly market, sell or use the Products (i) outside the Territory, (ii) other than for use in the Field and (iii) other than in the Market. Customer shall not reformulate or alter the composition of any of the Products. The rights granted to Customer hereunder are nonexclusive.

6.3 Use of Names/Advertising

Customer shall not use the name of Manufacturer or its trade names, trademarks, logos or any equivalent thereof in any publicity or advertising, or in any other manner whatsoever, without the prior written consent of Manufacturer. All rights to Manufacturer’s trade names, trademarks, logos and other industrial and/or intellectual property, including, without limitation, all intellectual property rights in and to the Products, shall remain the exclusive property of Manufacturer. Customer’s advertising and literature for HXBM peptide Products must include the patent numbers and Manufacturer’s HXBM peptide designation in the copy such that it is displayed but does not materially alter the piece.

6.4 Efforts

Customer shall use its best efforts to actively market and promote the sales of Products in the Market in the Territory for use in the Field. Customer shall maintain a competent marketing business plan for such purposes and shall maintain active contact on a regular basis with potential customers.

6.5 Professional Conduct

Customer shall at all times (a) conduct business in a manner that reflects favorably on the Products and the good name, goodwill and reputation of Manufacturer, (b) avoid deceptive, misleading or unethical practices that are detrimental to Manufacturer, the Products or the public and (c) refrain from making false or misleading representations, advertisements or claims with regard to the Products or Manufacturer.

7. Termination

7.1 Term

Unless earlier terminated as provided herein or by mutual agreement of the parties, the term of this Agreement will continue until June 30, 2013, and will automatically renew for successive one-year terms unless notice to terminate is provided at least sixty (60) days prior to the applicable termination date.

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7.2 Termination for Breach

Upon any material breach of any provision of this Agreement by a party (the “Breaching Party”), including, without limitation, any failure by Customer to comply with the purchase requirements set forth in Section 4.6, the other party (the “Non-Breaching Party”) shall have a right to give written notice thereof (“Notice of Default”) to the Breaching Party. If the Breaching Party does not cure such material breach within sixty (60) days after the date of the Notice of Default, the Non-Breaching Party shall have the right to terminate this Agreement by a second written notice (“Notice of Termination”) to the Breaching Party. If the Non-Breaching Party sends a Notice of Termination to the Breaching Party, this Agreement will automatically terminate on the date of such Notice of Termination.

7.3 Termination for Bankruptcy

To the extent permitted by applicable law, each party shall have the right to immediately terminate this Agreement by giving written notice to the other party, in the event the other party: (i) provides notice of its intent to file (or does actually file without providing said notice) a petition in bankruptcy; (ii) attempts to make an assignment hereof for the benefit of creditors or otherwise; (iii) discontinues or dissolves its business; or (iv) if a receiver is appointed for it.

7.4 Effect of Termination

Upon termination or expiration of this Agreement for any reason, (i) the rights granted to Customer hereunder shall immediately terminate and (ii) nothing herein shall be construed to release any party from any obligation that matured prior to the effective date of such termination, including, without limitation, Customer’s obligation to pay any amounts owing at the time of such termination or expiration.

7.5 Survival

Manufacturer shall deliver all Products for which purchase orders were accepted prior to termination or expiration of this Agreement, unless the basis of termination is failure or inability to pay Manufacturer as set forth in the Notice of Termination. Sections 3, 4.3, 6.3, 6.5, 7.4, 7.5, 11, 12 and 14 of this Agreement shall survive the termination or expiration of this Agreement.

8. Compliance with Laws

Customer shall at all times comply with all applicable laws and regulations in the performance of this Agreement.

9. Assignment

This Agreement may not be assigned or transferred by Customer, either voluntarily or by operation of law (including by virtue of a change of control of Customer), without Manufacturer’s prior written consent, which consent cannot be unreasonably withheld, nor shall the duties of Customer hereunder be delegated in whole or in part. Any such assignment, transfer or delegation shall be of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

10. Insurance

At all times that Customer is purchasing Products from Manufacturer, Manufacturer and Customer shall each maintain an aggregate of at least $2 million in product liability and umbrella insurance coverage that names the other party as an additional insured and shall provide the other party with at least 45 days prior written notice of the expiration or cancellation of any such insurance.

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11. Confidentiality

The parties acknowledge that they will exchange confidential information with respect to each other’s business and the Products. In consideration of and as a condition to being furnished such information, each party shall, during the term of this Agreement and for two years after the termination or expiration of this Agreement, treat any information received from the other party, whether before or after the date of this Agreement, including but not limited to any notes, analyses, compilations, studies, reports, memoranda, records, data, formulas, inventions, patents, intellectual property, production processes, manufacturing methods, business methods, specifications, designs, business plans, referral and business sources, customer lists, other trade secrets and know-how, which contain or otherwise reflect such information, as secret, confidential, and proprietary of the disclosing party and shall not disclose or use such information without the prior written consent of the disclosing party for any purpose except as expressly permitted under this Agreement. Notwithstanding the foregoing, each party shall have the right to disclose confidential information as required by law.

12. Non-Solicitation

During the term of this Agreement and for a period of twelve months after the expiration or termination of this Agreement, each of the parties agrees that it will not engage, either as a consultant, employee, officer or director, any individual employed or previously employed by the other party.

13. Notices

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) or sent by FAX, with receipt confirmed, to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

If to Manufacturer:	Helix BioMedix Attn: President 22118 20th Ave SE # 204 Bothell, WA 98021 USA T: 425.402.8400 F: 425.806.2999

If to Customer:	NuGlow Cosmacueticals LLC 3028 Motor Ave Los Angeles, CA 90064 T: 310.837.1572 F: 310.933.4112

14. Governing Law

This Agreement shall be governed by the laws of the state of Washington. Customer shall not make any claim or institute any litigation against Manufacturer in connection with this Agreement except in King County, Washington. In case of any dispute or claim arising under this Agreement or with respect to any sale of Products, Customer hereby irrevocably consents to the jurisdiction of the state and Federal courts in the state of Washington. In the event of any proceeding to recover amounts owing, the prevailing party shall be paid all its costs and expenses including attorneys’ fees. The parties acknowledge and agree that any breach of this Agreement will cause irreparable harm to the non-breaching party, which shall entitle the non-breaching party to injunctive relief in addition to all other available legal remedies.

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15. Vendor/Vendee Relationship

During the term of this Agreement, the relationship between Manufacturer and Customer is that of vendor and vendee. Neither Customer nor its agents or employees shall under any circumstances be deemed agents or representatives of Manufacturer, and nothing contained in this Agreement shall be construed in any manner whatsoever as creating a partnership or agency between Manufacturer and Customer. Neither party shall have any right to enter into any contract or other commitment in the name of the other party or to otherwise bind the other party.

16. Miscellaneous

The headings or titles in this Agreement are for the purposes of reference only and shall not in any way affect the interpretation or construction hereof. Attachments hereto are hereby incorporated herein and made a part of this Agreement. The failure at any time to enforce any of the terms, provisions or conditions of this Agreement shall not constitute or be construed as a waiver of the same, and any single or partial exercise of any right under this Agreement shall not preclude any further or other exercise of the same or the exercise of any other right. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements, claims, representations and understandings of the parties in connection with such subject matter. This Agreement shall not be modified or amended except by written agreement signed on behalf of Customer and Manufacturer by their respective duly authorized representatives. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

Helix BioMedix, Inc.		NuGlow Cosmaceuticals, LLC

By	/s/ R. Stephen Beatty	By	/s/ Steven Sheiner
Name	R. Stephen Beatty	Name	Steven Sheiner
Title	President	Title	Managing Member

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SCHEDULE A

Product List

(to be modified from time to time by mutual agreement)

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SCHEDULE B

Manufacturer’s Standard Terms & Conditions of Sale

1. Agreement. These Terms & Conditions of Sale (“Terms of Sale”) govern all purchase and sale transactions between Manufacturer and Customer involving Products supplied by Manufacturer. Manufacturer and Customer will not be bound by, and specifically object to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement which is proffered by either party in any purchase order, receipt, acceptance, confirmation, correspondence, or otherwise, unless both parties specifically agree to such provision in a written instrument signed by the parties.

2. Acceptance. Manufacturer shall deliver to Customer and Customer shall accept and pay for all Products ordered by Customer pursuant to an order which has been accepted by Manufacturer, insofar as such Product complies with specifications. All orders are subject to acceptance by Manufacturer either in writing or by shipping Product. Manufacturer may accept any order in full or in part, and Manufacturer’s shipment of less than all Product ordered shall constitute acceptance only as to those quantities of Product shipped.

3. Firm Orders. Customer may not modify, rescind or cancel any order, in whole or in part, without Manufacturer’s written consent.

4. Taxes. Prices do not include sales, excise, use or other taxes, duties or fees now in effect or hereafter levied which Manufacturer may be required to pay, excluding Manufacturer’s local, state or Federal income taxes, or collect in connection with the sale of Product to Customer; all such taxes, duties and fees shall be for the account of Customer who shall promptly pay Manufacturer upon demand.

5. Delivery. Manufacturer shall use commercially reasonable efforts to meet any delivery date specified in the Orders. If Manufacturer cannot meet the specified delivery date, Manufacturer shall promptly notify Customer of the delay and take all reasonable steps to expedite delivery. Unless otherwise specified by Manufacturer, Product shall be delivered to Customer F.O.B. Manufacturer’s warehouse, Bothell, Washington or other Manufacturer manufacturing facility. Title to and risk of loss of any Product shall pass to Customer on delivery. If Customer requests shipments and /or deliveries in separate lots, Customer shall be responsible for excess shipping charges, in any. Customer is responsible for all transportation costs, including, but not limited to, shipping charges, premiums for freight insurance, inspection fees, customs, duties, import or export fees, assessments, and all other reasonable costs incurred in transporting the Product to the destination. Customer shall be responsible for prosecuting any claims against any carrier arising from or relating to shipment. Manufacturer will reasonably cooperate with Customer with respect to such claims prosecution at Manufacturer’s sole cost and expense.

6. Right to Payment. Manufacturer may accept any check or payment in any amount without prejudice to Manufacturer’s right to recover the balance of the amount due or to pursue any other right or remedy. All amounts payable under this Agreement are denominated in United State Dollars, and Customer shall pay all such amounts in lawful money of the United States unless expressly agreed otherwise.

7. Inspection. Customer shall promptly inspect shipments of Product upon receipt and either accept or reject them for failure to conform to applicable packaging specifications. Manufacturer shall pay any expenses related to the return of any Product that is rejected for failure to conform to applicable packaging specifications upon the prompt written notice of rejection of non-conforming Product. Customer shall be deemed to have accepted the Product if Customer fails to give written notice of rejection within ten (10) days of delivery of Product.

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8. Warranty and Disclaimer; Returns and Limitation of Remedy. Manufacturer warrants that all Products sold to Customer pursuant to this Agreement, at the time of delivery to Customer, shall be substantially in accordance with the applicable specifications for the Product in effect at the time of sale by Manufacturer to Customer. Manufacturer further warrants that all Products manufactured by Manufacturer for Customer shall comply with all then-applicable U.S. federal and state laws and regulations and shall be free and clear of all liens and encumbrances. This warranty is conditioned upon Customer giving Manufacturer written notice of any non-conformance within seventy-five (75) days after delivery of the Product. This warranty shall not apply to any Product that (a) has been altered by unauthorized personnel, or (b) has been misused, abused, damaged or handled contrary to Manufacturer Product storage and transportation guidelines after delivery. MANUFACTURER MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT, INCLUDING WARRANTIES OF MERCHANTABLIITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRADE OR SAMPLES PREVIOUSLY SUPPLIED. Manufacturer’s obligation and liability under this warranty is limited, at Customer’s option, to (a) repair or replacement of any non-conforming Product, which shall be returned to Manufacturer pursuant to Manufacturer’s then-current returns policy and procedures, or (b) repayment or credit of the Product’s purchase price. Manufacturer shall be under no obligation to accept the return of nonconforming Product contrary to this provision, or to accept return of Product that conforms to the applicable specifications for such Product. MANUFACTURER SHALL NOT BE LIABLE TO CUSTOMER FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEEQUENTIAL LOSS OR DAMAGES. MANUFACTURER’S LIABILITY FOR ANY CLAIM FOR LOSS, DAMAGE OR EXPENSE SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PRODUCT INVOLVED.

9. Force Majeure. Manufacturer shall not be responsible or liable for any losses or damages caused by any delay or failure to provide Product hereunder due to strikes, differences with workers or other labor disputes, war, insurrection, revolution, terrorism, riots, commotions, disorders, fires, floods, acts of God, embargoes, governmental authorizations and instructions, governmental restrictions or other acts or delays of governmental authorities, unavailability of power supplies, unavailability of materials or any other cause beyond its control.

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SCHEDULE C

Pricing

Product Size	Product Name	Price

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